                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           UNITED HERITAGE CORPORATION
             (Exact name of registrant as specified in its charter)

            Utah                                     87-0372826
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)

         2 North Caddo Street
           Cleburne, Texas                              76031
(Address of principal executive offices)             (Zip Code)


                           2002 Consultant Equity Plan
                            (Full title of the plan)

                                     ______
                              2 North Caddo Street
                             Cleburne, Texas  76031
                     (Name and address of agent for service)

                                 (817) 641-3681
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                         PROPOSED MAXIMUM    PROPOSED  MAXIMUM
TITLE OF SECURITIES     AMOUNT TO BE    OFFERING PRICE PER   AGGREGATE OFFERING     AMOUNT OF
TO BE REGISTRED         REGISTERED (1)       SHARE (2)           PRICE (2)       REGISTRATION FEE
--------------------- ---------------- -------------------- ------------------- ------------------
Common Stock             1,000,000            $0.385            $385,000             $35.42
--------------------- ---------------- -------------------- ------------------- ------------------

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices as reported on the Nasdaq SC on October 23, 2002.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.          INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents are hereby incorporated by reference into this registration statement:

          (a) The Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002, filed by the registrant with the Securities and Exchange Commission (the "Commission") on July 1, 2002, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

          (b) Amendment No. 1 on Form 10-KSB/A to the Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002, filed by the registrant with the Commission on July 10, 2002.

          (c) The Quarterly Report on Form 10-QSB for the quarter year ended June 30, 2002, filed by the registrant with the Commission on August 14, 2002.

          (d) The description of the registrant's common stock, which is included in the registration statement on Form S-18, file no. 2-73370, filed with the Commission on July 24, 1981.

          (e) In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.          DESCRIPTION OF SECURITIES.

     Not applicable.  The class of securities to be offered is registered under
Section 12 of the Exchange Act.

ITEM 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Pollet, Richardson & Patel, A Law Corporation, has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Company's common stock pursuant to this Form S-8 registration statement. Pollet, Richardson & Patel, A Law Corporation presently owns 49,000 shares of the Company's common stock.

                                        2
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ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The following is a summary of the provisions for indemnification of directors and officers set forth in Sections 16-10a-902 through 16-10a-907 of the Utah Revised Business Corporation Act:

Authority to Indemnify Directors and Officers
---------------------------------------------

(1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer, against liability incurred in the proceeding if:

     (a)  his conduct was in good faith; and

     (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

     (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

(2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

(3) The termination of a judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director or officer did not meet the standard of conduct described in this section.

(4)     A corporation may not indemnify a director under this section:

     (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

     (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving an action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

(5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Mandatory Indemnification of Directors and Officers
---------------------------------------------------

     Unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director or officer of the corporation, against reasonable expenses that he incurred in connection with the proceeding or claim with respect to which he has been successful.

Court-Ordered Indemnification of Directors and Officers
-------------------------------------------------------

     Unless a corporation's articles of incorporation provide otherwise, a director or officer who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The court may order indemnification as follows:

(1) If the court determines that the director or officer is entitled to mandatory indemnification, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's or officer's reasonable expenses incurred to obtain court-ordered indemnification; and

(2) If the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the applicable standard of conduct set forth above or was adjudged liable, the court may order indemnification as the court determines to be proper, except that the indemnification with respect to any proceeding in which liability has been adjudged is limited to reasonable expenses incurred.

Determination and Authorization of Indemnification of Directors
---------------------------------------------------------------

(1) A corporation may not indemnify a director unless authorized and a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because the director has met the applicable standard of conduct set forth above. A corporation may not advance expenses to a director unless authorized in the specific case after the written affirmation and undertaking required by Section 16-10a-904(1)(a) and (b) are received and the determination required by Subsection 16-10a-904(1)(c) has been made.

(2)     The determinations required by Subsection (1) shall be made:

     (a) by the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

     (b) if a quorum cannot be obtained as contemplated in Subsection (2)(a), by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee;

                                        4
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     (c)  by special legal counsel:

          (i) selected by the board of directors or its committee in the manner prescribed in Subsection (a) or (b); or

          (ii) if a quorum of the board of directors cannot be obtained under Subsection (a) and a committee cannot be designated under Subsection (b), selected by a majority vote of the full board of directors, in which selection directors who are parties to the proceeding may participate; or

     (d) by the shareholders, by a majority of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting.

Articles of Incorporation
-------------------------

     The registrant's Articles of Incorporation, as amended, limit the liability of its directors, officers and agents to the fullest extent permitted by Utah law.

By-Laws
-------

     The registrant's By-Laws, as amended, provide that the registrant shall indemnify its directors and officers for all claims, judgments and liabilities to which such persons have become subject by reason of having been a director or officer of the registrant and that the registrant shall reimburse its directors and officers for all legal and other expenses that they reasonably incur in connection with any such claim, judgment or liability; provided, however, that the registrant shall not indemnify or reimburse its directors or officers if the claim, judgment or liability arises out of their negligence or willful misconduct.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         5.       Opinion regarding legality
         23.1     Consent of Weaver and Tidwell, L.L.P.
         23.2     Consent of Pollet, Richardson & Patel (included in Exhibit 5)
         99.      2002 Consultant Equity Plan

                                        5
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ITEM 9.          UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                        6
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleburne, State of Texas, on this 23rd day of October, 2002.

                                UNITED  HERITAGE  CORPORATION



                                By:  /s/  Walter  G.  Mize
                                -----------------------------------------------
                                Walter  G.  Mize
                                Chairman,  Chief  Executive  Officer,  Director

     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:



Dated:  October 23, 2002         /s/ Walter G. Mize
                                 -------------------------------------------
                                 Walter G. Mize, Chairman, Chief Executive
                                 Officer, Director



Dated:  October 23, 2002        /s/ Harold L. Gilliam
                                --------------------------------------------
                                Harold L. Gilliam, Chief Financial Officer,
                                Secretary, Director



Dated:  October 23, 2002        /s/ Joe Martin
                                --------------------------------------------
                                Joe Martin, Director



Dated:  October 23, 2002        /s/ C. Dean Boyd
                                ---------------------------------------------
                                C. Dean Boyd, Director



Dated:  October 23, 2002       /s/ Theresa D. Turner
                               ----------------------------------------------
                               Theresa D. Turner, Director


                                        7
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                                INDEX TO EXHIBITS

Exhibit Number     Description

5.                 Opinion regarding legality
23.1               Consent of Weaver and Tidwell, L.L.P.
23.2               Consent of Pollet, Richardson & Patel (included in Exhibit 5)
99.                2002 Consultant Equity Plan









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